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                                                                   EXHIBIT 12.2

                            OLYMPIC FINANCIAL LTD.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)


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                                                                                                                    PERIOD FROM
                                                                                                                   MARCH 8, 1990
                                                SIX MONTHS ENDED                                     SIX MONTHS       (DATE OF
                                                    MARCH 31,           YEAR ENDED DECEMBER 31,        ENDED       INCORPORATION)
                                                ----------------  ---------------------------------  DECEMBER 31,    TO JUNE 30,
                                                 1996     1995     1995     1994     1993     1992       1991           1991
                                                -------  -------  -------  -------  ------  -------  ------------  --------------
COMPUTATION OF INCOME:

Income (loss) before income taxes and
  extraordinary item . . . . . . . . . . . .    $41,637  $16,769  $48,835  $ 6,030  $1,395  ($1,342)    ($1,158)     ($1,525)
Capitalized interest . . . . . . . . . . . .         --       --      --        --      --       --          --           --
                                                -------  -------  -------  -------  ------  -------     -------      -------
Income before income taxes and
  capitalized interest . . . . . . . . . . .     41,637   16,769   48,835    6,030   1,395   (1,342)     (1,158)      (1,525)
Fixed charges. . . . . . . . . . . . . . . .     12,507    6,682   17,789    5,670   1,946      896          96          191
                                                -------  -------  -------  -------  ------  -------     -------      -------
Total income (loss) for computation  . . . .    $54,144  $23,451  $66,624  $11,700  $3,341    ($446)    ($1,062)     ($1,334)
                                                -------  -------  -------  -------  ------  -------     -------      -------
                                                -------  -------  -------  -------  ------  -------     -------      -------

COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative
  of interest (a). . . . . . . . . . . . . .    $   558  $   263  $   614  $   284  $  129   $   68      $   24       $  30

INTEREST:
Interest on long-term debt . . . . . . . . .     10,209    5,966   15,529    5,254   1,734      740          --          --
Interest other than funding of purchase
  of auto loans. . . . . . . . . . . . . . .      1,169      285      945      112      63       70          70          58
Amortization of debt placement . . . . . . .        571      168      701       20      20       18           2         103
Capitalized interest . . . . . . . . . . . .         --       --       --       --      --       --          --          --
                                                -------  -------  -------  -------  ------  -------     -------      -------
Total fixed charges  . . . . . . . . . . . .    $12,507  $ 6,682  $17,789  $ 5,670  $1,946   $  896      $   96       $ 191
Preferred stock dividends in a pre-tax
  basis. . . . . . . . . . . . . . . . . . .      1,346    1,871    3,688    3,286     192       --          --          --
                                                -------  -------  -------  -------  ------  -------     -------      -------
Total combined fixed charges and preferred
  stock dividends. . . . . . . . . . . . . .    $13,853  $ 8,553  $21,477  $ 8,956  $2,138   $  896      $   96       $ 191
                                                -------  -------  -------  -------  ------  -------     -------      -------
                                                -------  -------  -------  -------  ------  -------     -------      -------

Ratio of earnings to combined fixed charges
  and preferred stock dividends. . . . . . .      3.91x    2.74x    3.10x    1.31x   1.56x       --          --          --
Deficiency in earnings to combined fixed
  charges and preferred stock dividends. . .         --       --       --       --      --  ($1,342)    ($1,158)     ($1,525)

ADDITIONAL INFORMATION:
Net rental expense . . . . . . . . . . . . .    $ 1,675  $   791  $ 1,842  $   861  $  391   $  207      $   73       $  91
                                                -------  -------  -------  -------  ------  -------     -------      -------
                                                -------  -------  -------  -------  ------  -------     -------      -------

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(a) Portion of rental deemed representative of interest equals one third of rental expense.